UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 10, 2022

HANOVER BANCORP, INC.

(Exact name of Company as specified in its charter)

New York	001-41384	81-3324480
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

80 East Jericho Turnpike,
Mineola, New York		11501
(Address of principal executive offices)		(Zip Code)

Company's telephone number, including area code:  (516) 548-8500

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	HNVR	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On May 10, 2022, Hanover Bancorp, Inc. (the “Company”) issued a press release announcing that it had priced the initial public offering of 1,275,000 shares of Company common stock, par value $0.01 per share (the “Common Stock”) at a price of $21.00 per share. The Company granted the underwriters a 30-day overallotment option to purchase up to 191,250 additional shares of Common Stock from the Company. A copy of the Company’s press release dated May 10, 2022 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

On May 13, 2022, the Company issued a press release announcing that it had closed its previously announced initial public offering of Common Stock. The Company sold 1,275,000 shares of its Common Stock at a public offering price of $21.00 per share. The offering is expected to result in gross proceeds to the Company of approximately $26.8 million. The net proceeds to the Company, after deducting the underwriting discount and estimated offering expenses, are expected to be approximately $24.0 million. A copy of the Company’s press release dated May 13, 2022 is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 10, 2022
99.2	Press Release dated May 13, 2022
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HANOVER BANCORP, INC.
(Registrant)

Dated: May 13, 2022	By:	/s/ Brian K. Finneran
Brian K. Finneran
President